UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 4, 2007

EATON CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	1-1396	34-0196300

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Eaton Center
Cleveland, Ohio	44114

(Address of principal executive offices)	(Zip Code)

(216) 523-5000

(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events. During the period of June 4 through June 14, 2007, certain executive officers and other senior executives entered into option exercise plans (the “Option Exercise Plans”) that are intended to qualify for the safe harbor provided by Rule 10b5-1 under the Securities Exchange Act of 1934. The Option Exercise Plans were adopted in accordance with Eaton Corporation’s insider trading policy. The Option Exercise Plans relate to options to purchase an aggregate of 71,977 of Eaton’s Common Shares.
These individuals entered into the Option Exercise Plans so that they would be able to exercise certain stock options granted in 1998 that are expected to vest, and subsequently expire to the extent not exercised, during part of a period of time when Eaton’s insider trading policy otherwise would prohibit transactions in Eaton securities by Company insiders. The Option Exercise Plans will also enable these individuals to enter into transactions related to the exercises, such as stock swaps and the sale of all or a portion of the Common Shares acquired upon exercise of the options. The options will become exercisable in accordance with their terms on January 17, 2008 (unless previously vested) and will expire on January 27, 2008. The Option Exercise Plans will expire no later than January 29, 2008. It is also expected that, during the remainder of 2007, certain other executives may enter into additional Option Exercise Plans with respect to an aggregate of 74,982 options granted in 1998 that become exercisable on January 17, 2008 and expire on January 27, 2008.
In addition, certain executives who have retired from employment with Eaton currently hold options granted in 1998 that are expected to become exercisable and expire on these dates for an aggregate of up to 243,804 Common Shares.
For a fuller description of the stock options granted in 1998, please see the note entitled “Shareholders’ Equity — Stock Options” on page 39 of Eaton’s Annual Report to Shareholders for the year ended December 31, 2006.
Any transactions pursuant to the Option Exercise Plans by grantees who are then subject to the provisions of Section 16 of the Securities Exchange Act of 1934 will be disclosed publicly through filings under Section 16(a) of the Securities Exchange Act of 1934.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EATON CORPORATION
Date: June 26, 2007	/s/ R. H. Fearon

R. H. Fearon Executive Vice President - Chief Financial and Planning Officer